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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) November 6, 2001
                                                         ----------------


                        Commission File Number 000-23386
                                               ---------


                          CRYO-CELL INTERNATIONAL, INC.
                          -----------------------------
                 (Name of Small Business Issuer in its charter)


       DELAWARE                                    22-3023093
       -----------------------------               ----------------------
       (State or other jurisdiction                (I.R.S. Employer
       of incorporation or                         Identification No.)
       organization)


           3165 McMullen Booth Road, Building B, Clearwater, FL 33761
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          (Address of Principal Executive Offices)     (Zip Code)


           Issuer's phone number, including area code: (727) 450-8000


              -----------------------------------------------------
          (Former name or former address, if changed since last report)
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Item 5. Other Events


     In July 1999, the Company entered into a 20-year exclusive agreement with The Cancer Group Institute, LLC, a cancer information service. The agreement dealt with the establishment of a business for the preservation of tumor tissue relative to cancer treatment protocols. Cancer Group and Michael Braham were to be provided options in CCEL stock when their efforts resulted in 100 oncologists submitting patients' tumor tissue to CRYO-CELL. The Cancer Group represented that its Web site, www.cancergroup.com was accessed by approximately 25,000 oncologists, radiologists and cancer patients daily. Relying on this information, in December 1999, the Company obtained an option to purchase The Cancer Group Institute and all of its assets, including its Web site, www.cancergroup.com.

     On or about September 20, 2001, The Cancer Group Institute, LLC, a Florida Limited Liability Company and Michael Braham, an individual filed a lawsuit against the Company. The suit alleges that CRYO-CELL breached a contract with both The Cancer Group, LLC and Michael Braham, individually, by not providing the options and seeks an unspecified amount of damages.

     CRYO-CELL feels that the suit is without merit and has filed a countersuit claiming breach of contract against The Cancer Group, LLC and Michael Braham. The Company, in its answer, alleges that The Cancer Group did not perform under the contract, never produced any oncologist's samples and is not entitled to the contract's benefits. The Company has also petitioned for recission, requesting a judgment against the Plaintiff that the parties be returned to status quo ante. CRYO-CELL had previously paid $100,000 for an option to purchase The Cancer Group.
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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            CRYO-CELL INTERNATIONAL, INC.


Date:  November 6,  2001                    By:   /s/ Daniel D. Richard
                                            ----------------------------
                                            Daniel D. Richard
                                            Chief Executive Officer